EXHIBIT 99.1

Xenith Bankshares, Inc. Reports 2015 First Quarter Results, Significant Earnings Growth

RICHMOND, Va., April 29, 2015 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond, and Greater Hampton Roads, Virginia markets, today announced financial results for the three months ended March 31, 2015.

Xenith Bankshares recorded net income of $921 thousand, or $0.07 per common share, in the first quarter 2015, compared to net income of $255 thousand, or $0.02 per common share, in the first quarter 2014 and net income of $575 thousand, or $0.04 per common share, in the fourth quarter 2014. Net income in the first and fourth quarters of 2014 included$205 thousand ($0.011 per common share, after tax) and $74 thousand ($0.011 per common share, after tax), respectively, of pre-tax merger-related costs.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: "Our 2015 first quarter represents our most profitable three-month period since inception, excluding one-time gains resulting from our acquisition of the assets of Virginia Business Bank in July 2011 and the recapture of our deferred tax asset in September 2012. In part, our results reflect the lift we derived from the Colonial Virginia Bank (CVB) merger. While CVB was a small transaction, we had no tangible book value dilution and attained the cost savings we expected in the time frame we planned."

First Quarter 2015 Highlights

  Income before income tax in the three months ended March 31, 2015 was $1.3 million compared to income before income tax of $464 thousand in the same period of 2014 and $797 thousand in the three months ended December 31, 2014. Pre-tax income in the 2014 periods included merger-related costs, as noted above.
  Net interest income in the three months ended March 31, 2015 was $7.3 million compared to $5.5 million in the same period of 2014 and $7.3 million in the three months ended December 31, 2014. Accretion of acquired loan discounts in the three months ended March 31, 2015 was $483 thousand compared to accretion of acquired loan discounts of $139 thousand in the same period of 2014 and $392thousand in the three months ended December 31, 2014.
  Net loans were $751.0 million at March 31, 2015 compared to $744.6 million at December 31, 2014. Net loans at March 31, 2015 reflected a decline of $3.8 million in guaranteed student loan balances since December 31, 2014. Net loans at March 31, 2015 increased $192.4 million from March 31, 2014, which includes $70.1 million of loans acquired in the CVB merger in June 2014.
  Average interest-earning assets in the three months ended March 31, 2015 were $876.3 million, up $236.7 million (37%) from $639.6 million in the same period of 2014 and up $8.1 million (1%) from the three months ended December 31, 2014.
  Total assets at March 31, 2015 were $992.7 million compared to $918.1 million at December 31, 2014. Total assets at March 31, 2015 included an additional $58.1 million in cash and cash equivalents compared to year-end 2014. Total assets at March 31, 2015 increased $309.2 million from total assets at March 31, 2014, including assets of $114.4 million acquired in the CVB merger.
  Total deposits at March 31, 2015 were $843.4 million compared to $772.9 million at December 31, 2014 and $570.0 million at March 31, 2014. Total deposits acquired in the CVB merger were $101.0 million.
  Asset quality and coverage for loan and lease losses remained strong at March 31, 2015 with nonperforming assets to total assets of 0.90%, nonperforming assets to total loans of 1.18%, and allowance for loan and lease losses to nonaccrual loans of 82.78%.
  Net charge-offs as a percentage of average loans were 0.04% for the three months ended March 31, 2015 compared to 0.33% for the year ended December 31, 2014. Net charge-offs in the three-month period of 2015 and full year 2014 were affected by a charge-off of the unguaranteed portion of guaranteed student loans, which is further discussed below.
  The company's combined capital strength was reflected in ratios that were well above regulatory standards for "well-capitalized" banks, with a Common Equity Tier 1 Capital Ratio of 10.23%, a Tier 1 Leverage Ratio of 10.11%, a Tier 1 Risk-Based Capital Ratio of 11.23%, and a Total Risk-Based Capital Ratio of 12.00% at March 31, 2015. The company reported a Common Equity Tier 1 Capital Ratio of 11.34%, a Tier 1 Leverage Ratio of 11.04%, a Tier 1 Risk-Based Capital Ratio of 12.24%, and a Total Risk-Based Capital Ratio of 13.02% for Xenith Bank.

Layfield commented: "While loan growth was positive in the first quarter, expected seasonality in our Greater Washington, D.C. government contractor portfolio was mostly responsible for a meaningful contraction of working capital lines of credit to our customers in that market. We expect those lines to expand once again as we move further into 2015. Looking back over the last five years, I would highlight several things. First, since we started Xenith, we have grown net interest income at a compounded annual rate of nearly 33%, a rate that I believe puts us in the top three of all publicly-traded banks in Virginia. Second, our noninterest expenses have increased at less than half the rate of our net interest income. We have a business banking model that continues to have significant operating leverage. Third, I am proud of the credit culture we have developed, which is essential to the long-term health of any banking organization and manifests itself in our sound credit metrics. Lastly, we have built an asset-sensitive balance sheet in which 80% of all our loans have floating rates. In essence, we pay an insurance premium every day to avoid precarious mismatches in the re-pricing of assets and liabilities. If and when interest rates move higher, our net interest margin will expand as a result of this asset sensitivity."

Operating Results

First Quarter 2015 compared to First Quarter 2014

Total interest income for the three months ended March 31, 2015 was $8.7 million compared to $6.3 million for the three months ended March 31, 2014. For the three-month period of 2015, total interest income reflected average interest-earning assets of $876.3 million compared to $639.6 million in interest-earning assets in the same period of 2014. Asset yields also increased with yields of 4.05% in the first three months of 2015 compared to yields of 3.96% in the first three months of 2014, primarily due to higher accretion in the 2015 period and higher yields on the company's investment portfolio, partially offset by higher balances of loans from the company's participation in a mortgage warehouse lending program, which have lower yields than other loan categories. Accretion from acquired loans increased to $483 thousand in the first three months of 2015 from $139 thousand in the first three months of 2014.

Total interest expense for the three months ended March 31, 2015 was $1.5 million compared to $867 thousand for the three months ended March 31, 2014. Average interest-bearing liabilities in the three-month period of 2015 increased to $696.9 million from $485.4 million in the same period of 2014. The cost of total liabilities increased to 0.85% in the 2015 period from 0.71% in the 2014 period. The higher cost of liabilities is primarily due to higher savings and money market deposit rates resulting from promotions offered by the company to fund loan growth and the costs related to the company's senior term loan ($12 million outstanding at March 31, 2015), a significant portion of which was contributed to Xenith Bank as Tier 1 capital.

Net interest margin in first quarter 2015 was 3.38% compared to 3.42% in first quarter 2014. Net interest margin pressure caused by the continued low interest rate environment, especially for loans, negatively affected the company's net interest margin when comparing the 2015 period to the same period of 2014, as did higher balances of mortgage warehouse loans, as previously discussed. This interest margin pressure was partially offset by higher accretion from acquired loans in the 2015 period. Net interest margin excluding accretion was 3.15% in the first quarter 2015, down from 3.33% in the first quarter of 2014.

Net interest income after provision for loan and lease losses was $6.7 million for the first three months of 2015 compared to $5.2 million in the same period of 2014. Net interest income after provision for loan and lease losses in the 2015 period reflected $565 thousand in loan and lease loss provision expense compared to $227 thousand of loan and lease loss provision expense in the 2014 period. Higher provision expense in the 2015 period was the result of higher accretion on acquired loans and higher expected losses for the unguaranteed portion of the company's guaranteed student loan portfolio.

Total noninterest income was $412 thousand in first quarter 2015 compared to $320 thousand in first quarter 2014. Noninterest income in first quarter 2015 included $67 thousand of gains on sales of securities, while noninterest income in first quarter 2014 included higher derivative fee income and a $38 thousand reserve for other real estate owned. However, noninterest income related to treasury services increased nearly 22% in first quarter 2015 compared to first quarter 2014.

Noninterest expense in first quarter 2015 was $5.8 million compared to $5.1 million in first quarter 2014. Higher noninterest expense in the 2015 period was primarily due to the additional personnel, branch and processing costs added with the CVB merger, as well as management incentive charges for which there were no comparable amounts in the 2014 period. Noninterest expense in the first quarter of 2014 included $205 thousand of CVB merger-related costs.

Income tax expense in first quarter 2015 was $376 thousand, a 29% effective rate, compared to $209 thousand, a 45% effective rate, for first quarter 2014. The lower effective rate of tax in the 2015 period compared to the 2014 period was due to the higher level of tax-exempt bonds held in the company's investment portfolio and the non-deductibility of certain CVB merger-related costs incurred in the 2014 period.

First Quarter 2015 compared to Fourth Quarter 2014

Total interest income for both the three months ended March 31, 2015 and December 31, 2014 was $8.7 million. For the first quarter of 2015, total interest income reflected average interest-earning assets of $876.3 million compared to $868.2 million in interest-earning assets in the fourth quarter of 2014. Asset yields were 4.05% in the first three months of 2015 compared to yields of 4.04% in the last three months of 2014. Accretion from acquired loans increased to $483 thousand in the first quarter of 2015 from $392 thousand in the fourth quarter of 2014.

Total interest expense for both the three months ended March 31, 2015 and December 31, 2014 was $1.5 million. Average interest-bearing liabilities in the three-month period of 2015 decreased to $696.9 million from $698.0 million in the 2014 period. The cost of total liabilities was 0.85% in both the 2015 and 2014 periods.

Net interest margin in first quarter 2015 was 3.38% compared to 3.35% in fourth quarter 2014. Net interest margin excluding accretion was 3.15% in the first quarter of 2015 compared to 3.16% in the fourth quarter of 2014.

Net interest income after provision for loan and lease losses was $6.7 million for the first three months of 2015 compared to $6.4 million in the fourth quarter of 2014. Net interest income after provision in the 2015 period reflected $565 thousand in loan and lease loss provision compared to $830 thousand of provision expense in the 2014 period. Lower provision expense in the 2015 period was the result of a reduction in allowance needs for qualitative factors and lower loan growth in the 2015 period, partially offset by higher accretion on acquired loans in the 2015 period and higher provision on guaranteed student loans.

Total noninterest income was $412 thousand in first quarter 2015 compared to $741 thousand in fourth quarter 2014. Noninterest income in the first quarter 2015 included $67 thousand of gains on sales of securities, while noninterest income in the fourth quarter of 2014 included $389 thousand of gains.

Noninterest expense in first quarter 2015 was $5.8 million compared to $6.4 million in fourth quarter 2014. Higher noninterest expense in the 2014 period was primarily due to annual management incentive charges of approximately $500 thousand recorded in the quarter and $74 thousand of CVB merger-related costs.

Income tax expense in the first quarter of 2015 was $376 thousand, a 29% effective rate, compared to $222 thousand, a 28% effective rate, for the fourth quarter of 2014.

Balance Sheet

Loans after allowance for loan and lease losses grew to $751.0 million at March 31, 2015 from $744.6 million at December 31, 2014. Net loan balances at March 31, 2015 included $68.0 million of guaranteed student loans, a decrease of $3.8 million from December 31, 2014 and a decrease of $26 million since December 31, 2013.

Securities available for sale were $73.0 million at March 31, 2015 compared to $64.3 million at December 31, 2014. Securities held to maturity were $9.3 million at March 31, 2015 and December 31, 2014. Total securities as a percentage of the company's total assets were 8.3% at March 31, 2015.

Total assets were $992.7 million at March 31, 2015 compared to $918.1 million at December 31, 2014.

Total deposits at March 31, 2015 were $843.4 million compared to $772.9 million at December 31, 2014.

Asset and Credit Quality

At March 31, 2015, the ratio of nonperforming assets to total assets was 0.90%, the ratio of nonperforming assets to total loans was 1.18%, and the ratio of the company's allowance for loan and lease losses (ALLL) to nonaccrual loans was 82.78%. Net charge-offs as a percentage of average loans were 0.04% as of March 31, 2015, which includes the charge-off of the unguaranteed portion of the company's guaranteed student loans that are greater than 120 days past due and have a high probability of default. The company's ALLL as a percentage of total loans was 0.85% at March 31, 2015 and this measure, excluding guaranteed student loans, was 0.92%.1 Provision for loan and lease losses on guaranteed student loans is calculated on that portion of carrying values that is not covered by the federal government guarantee. Additionally, the company does not record provision for loan and lease losses on loans held pursuant to the company's mortgage warehouse lending program. Loans pursuant to this program are made to mortgage originators that seek funding to facilitate the origination of residential mortgage loans for sale in the secondary market and are generally held for less than 30 days. ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of total loans was 1.58%1 as of March 31, 2015.

Capital and Shareholder Value Measures

The company's combined capital ratios remained well above regulatory standards for "well-capitalized" banks, with a Common Equity Tier 1 Capital Ratio of 10.19%, a Tier 1 Leverage Ratio of 10.08%, a Tier 1 Risk-Based Capital Ratio of 11.20%, and a Total Risk-Based Capital Ratio of 11.97% at March 31, 2015. Capital ratios for Xenith Bank were also strong, with a Common Equity Tier 1 Capital Ratio of 11.31%, a Tier 1 Leverage Ratio of 11.01%, a Tier 1 Risk-Based Capital Ratio of 12.21%, and a Total Risk-Based Capital Ratio of 12.98% at March 31, 2015.

Total shareholders' equity was $107.1 million at March 31, 2015 compared to $106.2 million at December 31, 2014. The increase in equity was primarily the result of net income in the quarter. Tangible book value at March 31, 2015 was $6.371 per share of common stock compared to $6.321 at December 31, 2014. Return on average assets was 0.39% for first quarter 2015 compared to 0.15% for first quarter 2014 and 0.25% for fourth quarter 2014. Return on average common equity was 3.73% for first quarter 2015 compared to 1.27% for first quarter 2014 and 2.34% for fourth quarter 2014.

Outlook

Layfield commented further: "We continue to focus on building new relationships and expanding existing ones, I believe our expertise in commercial and industrial (C&I) lending is a distinguishing characteristic for us compared to banks our size and larger. A likely positive for future loan growth is our investment in commercial real estate lending personnel in Northern Virginia. Led by a banker who has spent much of his career financing Northern Virginia commercial real estate, we are already landing high-quality commercial real estate loans that will be additive to our future results.

Finally, I'd like to repeat several themes from my recent letter to shareholders. Since the end of 2009, we have grown loans and deposits at average annual growth rates of 52% and 50%, respectively. This growth has been balanced between organic growth and growth from mergers and acquisitions. We have purposefully developed a balanced and diversified loan portfolio with C&I loans spread across the many industries present in our target markets and have remained mindful of not becoming overly reliant on cyclical real estate lending, a mistake made repeatedly by the banking industry. Each of our target markets has its own characteristics, but collectively, they have been the growth engine of the Virginia economy for decades. Our strategy will continue to focus on organic growth and growth from mergers and acquisitions. We work every day to deliver on this strategy while continuing to drive improving returns."

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of March 31, 2015, the company had total assets of $992.7 million, total deposits of $843.4 million, and total shareholders' equity of $107.1 million. Xenith Bank's target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has eight branch locations in Tysons Corner, Richmond, Suffolk and Gloucester, Virginia and one loan production office in Yorktown, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares' business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares' public filings with the Securities and Exchange Commission (SEC), including those outlined in Part I, Item 1A, "Risk Factors" of Xenith Bankshares' Annual Report on Form 10-K for the year ended December 31, 2014 that was filed with the SEC on March 6, 2015. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2015 AND DECEMBER 31, 2014

(in thousands, except share data)	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents
Cash and due from banks	$ 44,072	$ 34,666
Federal funds sold	53,200	4,533
Total cash and cash equivalents	97,272	39,199
Securities available for sale, at fair value	72,998	64,341
Securities held to maturity, at amortized cost (fair value: 2015 -- $9,893; 2014 -- $9,683)	9,276	9,279
Loans, net of allowance for loan and lease losses, 2015 -- $6,443; 2014 -- $6,247	750,957	744,626
Premises and equipment, net	7,943	8,010
Other real estate owned, net	1,145	1,140
Goodwill and other intangible assets, net	16,029	16,143
Accrued interest receivable	3,983	3,498
Deferred tax asset	6,582	6,343
Bank owned life insurance	14,204	14,106
Other assets	12,348	11,367
Total assets	$ 992,737	$ 918,052
Liabilities and Shareholders' Equity
Deposits
Demand and money market	$ 500,609	$ 465,253
Savings	10,181	10,108
Time	332,609	297,550
Total deposits	843,399	772,911
Accrued interest payable	278	276
Federal funds purchased and borrowed funds	31,925	32,000
Supplemental executive retirement plan	2,291	2,295
Other liabilities	7,748	4,349
Total liabilities	885,641	811,831
Shareholders' equity
Preferred stock, $1.00 par value, $1,000 liquidation value, 25,000,000 shares authorized as of March 31, 2015 and December 31, 2014; 8,381 shares issued and outstanding as of March 31, 2015 and December 31, 2014	8,381	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of March 31, 2015 and
December 31, 2014; 12,990,256 shares issued and outstanding as of March 31, 2015 and 12,929,834 shares issued and outstanding as of December 31, 2014	12,990	12,930
Additional paid-in capital	86,149	86,016
Retained earnings (accumulated deficit)	340	(560)
Accumulated other comprehensive loss, net of tax	(764)	(546)
Total shareholders' equity	107,096	106,221
Total liabilities and shareholders' equity	$ 992,737	$ 918,052

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(in thousands, except per share data)	March 31, 2015	March 31, 2014
Interest income
Interest and fees on loans	$ 8,206	$ 5,894
Interest on securities	446	371
Interest on federal funds sold and deposits in other banks	86	66
Total interest income	8,738	6,331
Interest expense
Interest on deposits	828	478
Interest on time certificates of $100,000 and over	438	289
Interest on federal funds purchased and borrowed funds	210	100
Total interest expense	1,476	867
Net interest income	7,262	5,464
Provision for loan and lease losses	565	227
Net interest income after provision for loan and lease losses	6,697	5,237
Noninterest income
Service charges on deposit accounts	163	134
Net loss on sale and write-down of other real estate owned	--	(38)
Gain on sales of securities	67	--
Increase in cash surrender value of bank owned life insurance	97	83
Other	85	141
Total noninterest income	412	320
Noninterest expense
Compensation and benefits	3,282	2,823
Occupancy	418	353
FDIC insurance	177	115
Bank franchise taxes	246	191
Technology and data processing	535	404
Communications	102	77
Insurance	93	72
Professional fees	275	417
Amortization of intangible assets	114	91
Guaranteed student loan servicing	123	156
Other	447	394
Total noninterest expense	5,812	5,093
Income before income tax expense	1,297	464
Income tax expense	376	209
Net income	921	255
Preferred stock dividend	(21)	(21)
Net income available to common shareholders	$ 900	$ 234
Earnings per common share (basic and diluted):	$ 0.07	$ 0.02

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)
PERFORMANCE RATIOS	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014	2014
Net interest margin (1)	3.38%	3.35%	3.90%	3.37%	3.42%	3.52%
Return on average assets (2)	0.39%	0.25%	0.29%	-0.11%	0.15%	0.16%
Return on average common equity (3)	3.73%	2.34%	2.86%	-1.01%	1.27%	1.46%
Efficiency ratio (4)	76%	80%	70%	93%	88%	81%
Net income (loss)	$ 921	575	657	(205)	255	1,282
Earnings (loss) per common share (basic and diluted)	$ 0.07	0.04	0.05	(0.02)	0.02	0.10
______________________________
(1) Net interest margin is net interest income divided by average interest-earning assets.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average equity is net income for the respective period (annualized for quarter periods) divided by average equity for the respective period.
(4) Efficiency ratio is noninterest expenses divided by the sum of net interest income and noninterest income.

ASSET QUALITY RATIOS	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Net charge-offs as a percentage of average loans	0.04%	0.33%	0.32%	0.01%	0.01%
Allowance for loan and lease losses (ALLL) as a percentage of loans (1)	0.85%	0.83%	0.75%	0.89%	0.96%
ALLL as a percentage of loans excluding guaranteed student loans (2)	0.92%	0.90%	0.84%	0.91%	1.07%
ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans (3)	1.58%	1.63%	1.60%	2.01%	1.72%
ALLL to nonaccrual loans (1)	82.78%	84.68%	80.37%	84.41%	126.06%
Nonperforming assets as a percentage of loans	1.18%	1.13%	1.10%	1.25%	0.79%
Nonperforming assets as a percentage of total assets	0.90%	0.93%	0.90%	0.95%	0.65%
Troubled debt restructurings	$ 5,031	5,033	2,434	3,393	3,454
______________________________
(1) ALLL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as ALLL on gross loans excluding the portion of ALLL attributable to guaranteed student loans, divided by gross loans excluding guaranteed student loans. See discussion of non-GAAP financial measures below.
(3) Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (credit-related fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Common Equity Tier 1 capital ratio - Consolidated	10.23%	N/A	N/A	N/A	N/A
Common Equity Tier 1 capital ratio - Bank only	11.34%	N/A	N/A	N/A	N/A
Tier 1 leverage ratio - Consolidated	10.11%	9.34%	9.69%	11.27%	10.60%
Tier 1 leverage ratio - Bank only	11.04%	10.30%	10.68%	11.20%	10.50%
Tier 1 risk-based capital ratio - Consolidated	11.23%	11.00%	11.31%	11.86%	12.88%
Tier 1 risk-based capital ratio - Bank only	12.24%	12.15%	12.47%	11.80%	12.77%
Total risk-based capital ratio - Consolidated	12.00%	11.85%	12.11%	12.81%	13.93%
Total risk-based capital ratio - Bank only	13.02%	13.00%	13.27%	12.75%	13.82%
Book value per common share (1)	$ 7.60	7.57	7.53	7.57	7.72
Tangible book value per common share (2)	$ 6.37	6.32	6.27	6.21	6.23
______________________________
(1) Book value per common share is total shareholders' equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2) Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders' equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014	2014
Total assets	$ 940,892	938,765	900,537	726,978	684,064	813,525
Average interest-earning assets	$ 876,328	868,236	833,414	682,684	639,551	756,810
Loans, net of allowance for loan and lease losses (2)	$ 743,829	735,427	697,652	579,706	543,468	639,749
Total deposits	$ 794,197	792,481	771,806	610,797	563,451	685,500
Shareholders' equity	$ 107,044	106,583	100,334	89,469	88,643	96,318
______________________________
(1) Average balances are computed on a daily basis.
(2) Quarter-end balances prior to June 30, 2014 include loans previously reported as held for sale.

END OF PERIOD BALANCES	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Total assets	$ 992,737	918,052	910,162	883,383	683,544
Loans, net of allowance for loan and lease losses (1)	$ 750,957	744,626	738,809	666,221	558,600
Total deposits	$ 843,399	772,911	766,524	757,211	569,951
Shareholders' equity	$ 107,096	106,221	105,684	99,441	88,767
______________________________
(1) Quarter-end balances prior to June 30, 2014 include loans previously reported as held for sale.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Earnings per share effect of merger-related costs	2015	2014	2014	2014	2014	2014
Net income available to common shareholders	$ 900	554	636	(226)	234	1,198
Add: merger-related costs, net of tax (1)	$ --	49	374	282	135	842
Net income available to common shareholders excluding merger-related costs	$ 900	603	1,010	56	369	2,040
Weighted average shares outstanding, basic	13,082	13,011	12,124	10,498	10,471	11,535
Weighted average shares outstanding, diluted	13,268	13,211	12,311	10,630	10,584	11,695
Earnings per common share excluding merger-related costs (basic)	$ 0.07	0.05	0.08	0.01	0.04	0.18
Earnings per common share excluding merger-related costs (diluted)	$ 0.07	0.05	0.08	0.01	0.03	0.17
Earnings per common share (basic and diluted)	$ 0.07	0.04	0.05	(0.02)	0.02	0.10
Earnings per common share effect of merger-related costs (basic)	$ --	0.01	0.03	0.03	0.02	0.08
Earnings per common share effect of merger-related costs (diluted)	$ --	0.01	0.03	0.03	0.01	0.07
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(1) 34% statutory tax rate which approximates the company's effective rate excluding non-deductible merger-related costs.

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
ALLL as a % of Loans excluding guaranteed student loans
Allowance for loan and lease losses	$ 6,443	6,247	5,569	6,016	5,414
Deduct: ALLL attributable to guaranteed student loans	71	105	54	737	379
ALLL excluding amount attributable to guaranteed student loans	6,372	6,142	5,515	5,279	5,035
Gross loans	$ 757,400	750,873	744,378	672,237	564,014
Deduct: Guaranteed student loans	67,977	71,780	89,956	92,435	93,142
Gross loans, excluding guaranteed student loans	689,423	679,093	654,422	579,802	470,872
ALLL as a percentage of gross loans, excluding guaranteed student loans	0.92%	0.90%	0.84%	0.91%	1.07%

ALLL + Discount / Gross Loans
Allowance for loan and lease losses	$ 6,443	6,247	5,569	6,016	5,414
Add: Discounts (credit-related fair value adjustments) on acquired loans	5,606	6,058	6,465	7,629	4,366
Total ALLL + discounts on acquired loans	12,049	12,305	12,034	13,645	9,780
Gross loans + discounts (credit-related fair value adjustments) on acquired loans	763,006	756,931	750,843	679,866	568,380
ALLL plus discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans	1.58%	1.63%	1.60%	2.01%	1.72%

Tangible book value per common share
Total shareholders' equity	$ 107,096	106,221	105,684	99,441	88,767
Deduct: Preferred stock	8,381	8,381	8,381	8,381	8,381
Common shareholders' equity	98,715	97,840	97,303	91,060	80,386
Deduct: Goodwill and other intangible assets	16,029	16,143	16,258	16,372	15,533
Tangible common shareholders' equity	82,686	81,697	81,045	74,688	64,853
Common shares outstanding	12,990	12,930	12,924	12,035	10,417
Tangible book value per common share	$ 6.37	6.32	6.27	6.21	6.23
______________________________
Allowance for loan and lease losses (ALLL) as a percentage of gross loans excluding guaranteed student loans, ALLL plus discounts on acquired loans as a percentage of gross loans, and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL as a percentage of gross loans excluding guaranteed student loans, and ALLL plus discounts on acquired loans as a percentage of gross loans are meaningful because they are two measures we use to assess our asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures we use to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders' equity presented on our consolidated balance sheets. Our calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
CONTACT: Thomas W. Osgood
         Executive Vice President, Chief Financial Officer,
         Chief Administrative Officer and Treasurer
         (804) 433-2209
         tosgood@xenithbank.com